Blink Charging Announces 2018 Financial Results

Leading Provider of Electric Vehicle Charging Equipment and Networked Charging Services Announces Results for the fiscal year ending December 31, 2018

MIAMI BEACH, FL (April 1, 2019): Blink Charging Co. (NASDAQ: BLNK, BLNKW) (“Blink Charging” or the “Company”), a leading owner, operator and provider of electric vehicle (EV) charging station products and networked EV charging services, today announced audited financial results for the fiscal year ending December 31, 2018.

2018 and First Quarter 2019 Highlights:

●	Blink Charging’s electric vehicle charging network had approximately 140,146 registered members as of December 31, 2018 as compared to approximately 111,203 members at December 31, 2017 representing a 26% increase year over year in registered network members.

●	Net Loss for the year ended December 31, 2018 was $3.4 million, or $1.30 per share, versus a loss of $75.4 million, or $25.95 per share, for the year ended December 31, 2017. Our Net Loss improved by $72 million dollars between 2017 and 2018.

●	Our December 31, 2018 balance sheet reflects $15.6 million in working capital (defined as current assets less current liabilities) versus negative working capital of $34.8 million at December 31, 2017; an improvement of over $50 million in working capital between 2017 and 2018.

●	Total liabilities were $5.6 million at December 31, 2018 versus $38.8 million at December 31, 2017; reflecting a decrease of $33.2 million or an 86% reduction in total liabilities between 2017 and 2018.

Michael D. Farkas, our Executive Chairman and Chief Executive officer stated “We ended 2018 with a strong balance sheet and see an increasing world-wide focus on EV adoption and infrastructure build-out. We are ideally positioned to capitalize on the expanding clean transportation opportunities during 2019 and beyond with our Blink charging network and our newly introduced Blink IQ200 Family of next generation Fast AC charging stations. 2018 was a year of rebuilding our business operations. The vision and mission that were established with the founding of Blink in 2008 is now reality as EV technology can now deliver the performance transportation markets require. Our network, expertise and increased footprint of network chargers have us very excited about the coming years opportunities”

●	During the first quarter of 2019, Blink Charging:

○	Successfully completed its pilot program of the Blink IQ200 family of next-generation, 80Amps, Level 2 Fast AC charging stations with dozens of units and more than six (6) months of testing in every major region of the United States. The Blink IQ200 is now in full production and commercially available to customers.

○	Entered into a memorandum of understanding (“MOU”) with InterEnergy Systems, the technology focused wholly owned subsidiary of InterEnergy Group (“InterEnergy”), to form a joint venture entity (“JV”) to develop EV charging infrastructure throughout the Dominican Republic and Panama, with the objective of expanding the business to other Latin American and Caribbean markets in the near future. Blink will provide the JV with its EV charging stations, the Blink Network and expertise, while InterEnergy will provide operational support, local resources and power sector expertise in the markets where the JV will operate.

○	Signed an agreement with the EUNICE ENERGY GROUP (EEG) to establish a joint venture (JV), Blink Charging Europe Ltd. (“Blink Europe”), to leverage Blink’s EV products, network, technology, and experience within the EV charging space alongside EEG’s position and financial abilities to expand the charging infrastructure in Greece and other European countries.

●	As previously announced:

○	We teamed up with Google Maps during the third quarter as they brought EV charging stations to its maps to assist EV drivers in locating our charging stations.

○	Blink Charging and Hubject (a joint venture formed by companies including BMW Group, Bosch, Daimler, EnBW, Innogy, Siemens and Volkswagen Group) announced a strategic relationship. Blink Charging’s nationwide network of chargers will be accessible to all EV drivers participating in Hubject’s charging platform and Blink Charging’s network members will be able to easily access all charging stations on Hubject participating networks while driving in the United States.

About Blink Charging Co.:

Blink Charging Co. (NASDAQ: BLNK, BLNKW) is one of the leaders in nationwide public electric vehicle (EV) charging equipment and services.

Blink Charging designs, owns, operates and sells EV charging equipment under the Blink brand, as well as a number of other charging station equipment manufacturers such as Chargepoint, General Electric (GE) and SemaConnect. Blink Charging also offers connectivity to the Blink Network, a cloud-based platform that operates, manages and tracks Blink’s EV charging stations and all associated data.

For more information about Blink, please visit www.BlinkCharging.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact:

InvestorRelations@BlinkCharging.com

Blink Media Contact:

PR@BlinkCharging.com